UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 22, 2016 (August 18, 2016)

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

100 Campus Drive, Florham Park, NJ	07932
(Address of principal executive offices)	(Zip Code)

(973) 822-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 21, 2016, Zoetis Inc. (the “Company”) announced that Glenn David, Senior Vice President of Finance Operations, has been named Executive Vice President and Chief Financial Officer (CFO), and will assume responsibility for the oversight of the Company’s financial management, planning and global operations, effective immediately. Mr. David succeeds Executive Vice President and Chief Financial Officer Paul Herendeen, who resigned effective August 18, 2016, to accept the position of CFO at another public company.
With more than 20 years of experience in finance and operations, Mr. David has played a key role in leading the financial operations for Zoetis since its Initial Public Offering (IPO) in 2013, including financial planning, analysis and support across its 70 global markets.  As Senior Vice President of Finance Operations for Zoetis, Mr. David led a diverse global team of finance professionals and oversees Treasury, Finance Shared Services and Global Operations. From April 2014 through August 2014, Mr. David served as acting Chief Financial Officer of Zoetis, overseeing financial management, reporting and shareholder relations and global procurement and operations. Before the Zoetis IPO, Mr. David served in various financial roles at Pfizer, including Vice President of Global Finance for Pfizer Animal Health and Vice President of Finance for the U.S. Primary Care franchise. Mr. David also played important financial roles in Pfizer’s integration of the Pharmacia, Wyeth and King Pharmaceuticals’ acquisitions. Prior to joining Pfizer in 1999, Mr. David held financial positions at Bankers Trust, Paine Webber and Credit Suisse. He graduated with a bachelor’s degree in Finance from Binghamton University, and earned his MBA from New York University. Mr. David is 45 years old.
There are no arrangements or understandings between Mr. David and any other persons pursuant to which he was appointed as the Company's Executive Vice President and Chief Financial Officer. There is no family relationship between Mr. David and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. David that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.
As the Company’s Executive Vice President and Chief Financial Officer, Mr. David will:
• receive an annual base salary of $585,000;
• be eligible to participate in the Company’s Annual Incentive Plan, with an annual target incentive of 70% of his base salary, to be earned based on factors such as the Company’s performance, his function’s performance, and his individual performance, and subject to the approval of the Company’s Compensation Committee;
• be eligible to participate in the Company’s Long Term Incentive Program, with a target award for the 2016 long-term incentive grant of $1,100,000, subject to the terms and conditions set forth in the Company’s Equity and Incentive Plan documents;
• receive a sign-on Long Term Incentive Award with a grant date fair value of $550,000 upon the commencement of his employment, to be provided in the form of Company Stock Options and Restricted Stock Units, each representing 50% of the total award grant date fair value, and each vesting on the third anniversary of the grant date, and all subject to the terms and conditions set forth in the Company’s Equity and Incentive Plan documents;
• be eligible to receive benefits under the Company’s Executive Severance Plan in the event of certain involuntary termination circumstances and upon the approval of the Company’s Compensation Committee, subject to the terms and conditions described in the plan document; and
• be eligible to participate in the Company’s U.S. benefits programs, subject to the terms and conditions of each program, and as described in the plan documents and summary plan descriptions.
In addition to the compensation that Mr. David will receive in connection with his appointment as Executive Vice President and Chief Financial Officer, the Company will enter into its standard form of indemnification agreement with Mr. David.
A copy of the press release announcing Mr. David’s appointment as the Company’s Chief Financial Officer is attached to this Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibit:
 99.1     Press Release issued on August 21, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President,
General Counsel and Corporate Secretary
Dated: August 22, 2016

INDEX OF EXHIBITS

Exhibit
Number	Description

99.1	Press Release issued on August 21, 2016.